Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY  11788-5138
Direct Dial:  631-360-9304
Direct Fax:   631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date:  June 29, 2009

Contact:  Ms. Judith Barber
Corporate Secretary

SMITHTOWN BANCORP ANNOUNCES
$5 MILLION CAPITAL RAISING TRANSACTION

Smithtown, NY, June 29, 2009 - Smithtown Bancorp, Inc. (NASDAQ: SMTB) (the “Company,”) the parent company of Bank of Smithtown (the “Bank”), today announced that the Company and the Bank have sold $5 million principal amount of the Bank’s Subordinated Notes due July 1, 2019 and warrants to purchase up to 125,000 shares of the Company’s common stock in a private placement to institutional accredited investors.  Sandler O’Neill + Partners, L.P. served as the placement agent for the transaction.

The Company’s Chairman, President and Chief Executive Officer, Brad Rock, stated: “We are pleased to announce this financing from a group of institutional investors familiar with both our Company and our market.  The net proceeds from the private placement will be used to support our continued deposit growth and loan growth.”  Mr. Rock further indicated that: “We may undertake additional capital raisings in the future depending on market conditions and our own needs and uses for capital.”

The Bank’s Subordinated Notes will pay interest semi-annually at a rate of 11% per annum.  Beginning July 1, 2014, the Bank may, at its option and subject to regulatory approval, redeem some or all of the Subordinated Notes.  It is anticipated that the Subordinated Notes will meet the requirements for Tier II capital under applicable Federal Reserve Board guidelines.  The Warrants will carry an exercise price of $11.50 and a seven year term.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

BACKGROUND

Smithtown Bancorp, Inc., through its wholly owned subsidiary Bank of Smithtown, had assets of $2.2 billion and deposits of $1.7 billion as of March 31, 2009.   Founded in 1910, Bank of Smithtown is nearing its 100th anniversary as a community bank and is the largest independent commercial bank headquartered on Long Island.  Bank of Smithtown provides financial services to individuals, families and businesses through 21 branch offices.  The stock of Smithtown Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “SMTB”.

*   *   *

FORWARD LOOKING STATEMENTS

Statements in this news release regarding Smithtown Bancorp, Inc. that are not historical facts are “forward-looking statements”.  These statements reflect management’s views of future events, and involve risks and uncertainties.  For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made.  Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.